As filed with the United States Securities and Exchange Commission on May 7, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

AMNEAL PHARMACEUTICALS, INC.

(formerly known as Atlas Holdings, Inc.)

(Exact Name of Registrant as Specified in its Charter)

Delaware	32-0546926
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

400 Crossing Boulevard, 3rd Floor

Bridgewater, New Jersey 08807

Telephone: (908) 947-3120

(Address, including zip code, of principal executive offices)

AMNEAL PHARMACEUTICALS, INC. 2018 INCENTIVE AWARD PLAN

IMPAX LABORATORIES, INC. 1999 EQUITY INCENTIVE PLAN

IMPAX LABORATORIES, INC. FOURTH AMENDED AND RESTATED 2002 EQUITY INCENTIVE PLAN

IMPAX LABORATORIES, INC. INDUCEMENT STOCK OPTION AWARD

(Full title of the plans)

Bryan M. Reasons

Amneal Pharmaceuticals, Inc.

400 Crossing Boulevard, 3rd Floor

Bridgewater, New Jersey 08807

Telephone: (908) 947-3120

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Charles K. Ruck, Esq.

R. Scott Shean, Esq.

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022-4834

(212) 906-1200

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $0.01 par value per share	23,000,000 (2)	$0.01 (5)	$230,000	$28.64
Class A Common Stock, $0.01 par value per share	2,152,669 (3)	$21.34 (6)	$45,937,956	$5,719.28
Class A Common Stock, $0.01 par value per share	850,000 (4)	$12.70 (7)	$10,795,000	$1,343.98
Total	26,002,669	—	$56,962,956	$7,091.90

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended and restated (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”) of Amneal Pharmaceuticals, Inc. (the “Company”) which become issuable by reason of any future stock dividend, stock split, recapitalization or other similar transaction or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments, effected without the receipt of consideration by the Company, which results in an increase in the number of the outstanding shares of Class A Common Stock.
(2)	Represents 23,000,000 shares of Class A Common Stock authorized for issuance under the Amneal Pharmaceuticals, Inc. 2018 Incentive Award Plan (the “2018 Incentive Award Plan”).
(3)	Represents 2,152,669 shares of Class A Common Stock reserved for issuance upon the exercise of stock options previously granted by Impax Laboratories, Inc. (“Impax”) that remain outstanding under each of the Impax Laboratories, Inc. 1999 Equity Incentive Plan (the “Impax 1999 Equity Incentive Plan”) and the Impax Laboratories, Inc. Fourth Amended and Restated 2002 Equity Incentive Plan (the “Impax 2002 Equity Incentive Plan”). No further grants will be made under the Impax 1999 Equity Incentive Plan or the Impax 2002 Equity Incentive Plan.
(4)	Represents 850,000 shares of Class A Common Stock issuable upon exercise of a stock option granted to Paul M. Bisaro, the Company’s Executive Chairman, as an “employment inducement grant” under NASDAQ Listing Rule 5635(c)(4) by Impax Laboratories, Inc. on March 27, 2017 (the “Inducement Award”).
(5)	For purposes of computing the registration fee only. Estimated solely in accordance with Rule 457(c) and 457(h) of the Securities Act for purposes of calculating the registration fee, based upon the book value of the Class A Common Stock as computed on May 1, 2018.
(6)	For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the weighted average exercise price of previously granted stock options that remain outstanding under the Impax 1999 Equity Incentive Plan and the Impax 2002 Equity Incentive Plan.
(7)	For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the weighted average exercise price of previously granted stock options that remain outstanding under the Inducement Award.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act with respect to item (a) below and the Exchange Act, with respect to item (b) below, are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a) the Company’s final prospectus filed with the Commission on February 12, 2018 (the “Prospectus”), including all amendments and exhibits thereto, pursuant to Rule 424(b) under the Securities Act, except for the section entitled “Opinion of Impax’s Financial Advisor”;

(b) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on March 9, 2018; and

(c) the Company’s Current Report on Form 8-K filed with the Commission on May 7, 2018 (the “Form 8-K”). The disclosures in the Form 8-K should be read in conjunction with the 2017 Amneal Financial Statements (as defined in the Form 8-K).

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Please refer to the description of the Company’s Class A Common Stock contained under the heading “New Amneal Capital Stock” in the Prospectus, together with any amendment thereto filed with the Commission for the purpose of updating such description.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our certificate of incorporation provides that a director will not be liable to the Company or its stockholders for monetary damages to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”). In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability provided for in our certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our certificate of incorporation also contains indemnification rights for our directors and our officers. Specifically, our certificate of incorporation provides that we shall indemnify our officers and directors to the fullest extent authorized by the DGCL. Further, we may maintain insurance on behalf of our officers and directors against expense, liability or loss asserted incurred by them in their capacities as officers and directors.

We have obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for certain liabilities.

We will enter into written indemnification agreements with our directors and executive officers. Under these proposed agreements, if an officer or director makes a claim of indemnification to us, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) us to indemnify the officer or director.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Index to Exhibits appearing elsewhere herein and is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included on a post-effective amendment by those paragraphs is contained in periodic reports filed by or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

4.1	Restated Certificate of Incorporation of Amneal Pharmaceuticals, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 7, 2018)

4.2	Bylaws of Amneal Pharmaceuticals, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K) filed on May 7, 2018)

4.3	Form of Amneal Pharmaceuticals, Inc. 2018 Incentive Award Plan (incorporated herein by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-4 (File No. 333-221707) filed on February 1, 2018)

5.1*	Form of opinion of Latham & Watkins LLP as to the legality of the securities being registered

23.1*	Consent of KPMG LLP, independent registered public accounting firm for Impax Laboratories, Inc.

23.2*	Consent of KPMG LLP, independent registered public accounting firm for Amneal Pharmaceuticals, Inc., formerly known as Atlas Holdings, Inc.

23.3*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature page of the Registration Statement)

24.2*	Consent of Ernst & Young LLP, independent registered accounting firm for Amneal Pharmaceuticals LLC

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hayward, California on the 7th day of May, 2018.

AMNEAL PHARMACEUTICALS, INC.

By:	/s/ Bryan M. Reasons
Bryan M. Reasons Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bryan M. Reasons, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and steed, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) promulgated under the Securities Act, increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert A. Stewart	Chief Executive Officer and Director (Principal Executive Officer)	May 7, 2018
Robert A. Stewart

/s/ Bryan M. Reasons	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 7, 2018
Bryan M. Reasons

/s/ Chirag Patel	Director	May 7, 2018
Chirag Patel

/s/ Chintu Patel	Director	May 7, 2018
Chintu Patel

/s/ Robert L. Burr	Director	May 7, 2018
Robert L. Burr

/s/ Paul M. Bisaro	Director	May 7, 2018
Paul M. Bisaro

/s/ Peter Terreri	Director	May 7, 2018
Peter Terreri

/s/ Janet Vergis	Director	May 7, 2018
Janet Vergis

/s/ Kevin Buchi	Director	May 7, 2018
Kevin Buchi

/s/ Gautam Patel	Director	May 7, 2018
Gautam Patel

Signature	Title	Date

/s/ Ted Nark	Director	May 7, 2018
Ted Nark

/s/ Emily Peterson Alva	Director	May 7, 2018
Emily Peterson Alva

/s/ Jean Selden Greene	Director	May 7, 2018
Jean Selden Greene

/s/ Dharmendra Rama	Director	May 7, 2018
Dharmendra Rama